Exhibit 2.2
PLAN OF ARRANGEMENT
under Section 193 of the
Business Corporations Act (Alberta)
ARTICLE 1
INTERPRETATION
1.1 Definitions
     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the following meanings:
(a)	“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

(b)	“Acquiror” means Magnum Hunter Resources Corporation, a corporation existing under the laws of the State of Delaware.

(c)	“Acquiror Control Transaction” has the meaning provided in the Exchangeable Share Provisions.

(d)	“Acquiror Shares” means the shares in the common stock, par value U.S.$0.01 per share, of Acquiror, as constituted on the date hereof.

(e)	“Affiliate” has the meaning ascribed thereto in the Securities Act (Alberta).

(f)	“Arrangement”, “Plan of Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this plan of arrangement under section 193 of the ABCA as supplemented, modified or amended, and not to any particular article, section or other portion hereof.

(g)	“Arrangement Agreement” means the arrangement agreement dated as of January 19, 2011 among Acquiror, ExchangeCo and NuLoch with respect to this Arrangement and all amendments thereto.

(h)	“Articles of Arrangement” means the articles of arrangement in respect of this Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted, giving effect to this Arrangement.

(i)	“Average Exercise Price Differential” means, in respect of a particular NuLoch Option, the amount by which the Weighted Average Trading Price exceeds the exercise price of such NuLoch Option.

(j)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday, when banks are generally open in Calgary, Alberta and Dallas, Texas for the transaction of banking business.

(k)	“CallCo” means MHR Callco Corporation, a corporation existing under the laws of the Province of Alberta.

(l)	“Certificate” means the certificate which may be issued by the Registrar pursuant to subsection 193(11) of the ABCA or, if no certificate is to be issued, the proof of filing in respect of this Arrangement.

(m)	“Change of Law” means any amendment to the Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada who hold the Exchangeable Shares as capital property and deal at arm’s length with Acquiror and ExchangeCo (all for the purposes of the Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Acquiror Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws.

(n)	“Change of Law Call Date” has the meaning provided in Subsection 8.1(b).

(o)	“Change of Law Call Purchase Price” has the meaning provided in Subsection 8.1(a).

(p)	“Change of Law Call Right” has the meaning provided in Subsection 8.1(a).

(q)	“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulation promulgated thereunder.

(r)	“Court” means the Court of Queen’s Bench of Alberta.

(s)	“Depositary” means Valiant Trust Company, or such other Person as may be designated by Acquiror and NuLoch.

(t)	“Dissenting Optionholders” means registered holders of NuLoch Options who validly exercise the rights of dissent with respect to this Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(u)	“Dissenting Securityholders” means, collectively, the Dissenting Shareholders and Dissenting Optionholders.

(v)	“Dissenting Shareholders” means registered holders of NuLoch Shares who validly exercise the rights of dissent with respect to this Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(w)	“Effective Date” means the date this Arrangement is effective under the ABCA.

(x)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Registrar under the ABCA.

(y)	“Election Deadline” means 5:00 p.m. (local time) at the place of deposit on the date that is two Business Days prior to the Effective Date.

(z)	“Eligible Shareholder” means a NuLoch Shareholder who: (i) is a person resident in Canada for purposes of the Tax Act or a partnership that is a Canadian partnership for the purposes of the Tax Act; and (ii) is not exempt from tax under Part I of the Tax Act.

(aa)	“Exchange Ratio” means 0.3304 of an Acquiror Share or Exchangeable Share, as applicable, in exchange for each NuLoch Share.

(bb)	“Exchangeable Share Consideration” has the meaning provided in the Exchangeable Share Provisions.

(cc)	“Exchangeable Share Price” has the meaning provided in the Exchangeable Share Provisions.

(dd)	“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set forth in Schedule “A” hereto.

(ee)	“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo as constituted on the date hereof.

(ff)	“ExchangeCo” means MHR Exchangeco Corporation, a corporation existing under the laws of the Province of Alberta.

(gg)	“Final Order” means the final order of the Court approving this Arrangement pursuant to subsection 193(9) of the ABCA to be applied for following the NuLoch Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(hh)	“Governmental Entity” means: (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign; (ii) any subdivision, agent, commission, board, regulatory authority, administrative agency or other authority of any of the foregoing; (iii) any self-regulatory authority, including the TSXV and the NYSE; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

(ii)	“Ineligible Shareholder” means a NuLoch Shareholder who is not an Eligible Shareholder.

(jj)	“Interim Order” means the interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to the NuLoch Meeting and this Arrangement, as such order may be affirmed, amended or modified by the Court.

(kk)	“Letter of Transmittal and Election Form” means the letter of transmittal and election form to be sent to the registered holders of NuLoch Shares pursuant to which registered holders of NuLoch Shares are required to deliver certificates representing their NuLoch Shares to receive the Acquiror Shares or Exchangeable Shares (or a combination thereof), as applicable, issuable or payable to them pursuant to this Arrangement and pursuant to which an Eligible Shareholder may elect (or cause the registered holder of such Eligible Shareholder’s NuLoch Shares to elect on their behalf) to receive either Acquiror Shares or Exchangeable Shares (or a combination thereof) pursuant to the Arrangement.

(ll)	“Liquidation Amount” has the meaning provided in the Exchangeable Share Provisions.

(mm)	“Liquidation Call Purchase Price” has the meaning provided in Subsection 8.2(a).

(nn)	“Liquidation Call Right” has the meaning provided in Subsection 8.2(a).

(oo)	“Liquidation Date” has the meaning provided in the Exchangeable Share Provisions.

(pp)	“NuLoch” means NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta.

(qq)	“NuLoch Meeting” means the special meeting of NuLoch Securityholders to be held to consider, among other things, this Arrangement and related matters, and any adjournment thereof.

(rr)	“NuLoch Option Plan” means the stock option plan of NuLoch.

(ss)	“NuLoch Optionholders” means the holders from time to time of the NuLoch Options.

(tt)	“NuLoch Options” means the options to purchase NuLoch Shares granted pursuant to the NuLoch Option Plan.

(uu)	“NuLoch Securities” means, collectively, the NuLoch Shares and the NuLoch Options.

(vv)	“NuLoch Securityholders” means, collectively, the NuLoch Shareholders and the NuLoch Optionholders.

(ww)	“NuLoch Share Settlement Amount” means a number of NuLoch Shares in respect of each NuLoch Option equal to “A/B x C”, where:
“A” means the Average Exercise Price Differential;
“B” means the Weighted Average Trading Price; and
“C” means the number of NuLoch Shares the NuLoch Optionholder would have been entitled to on the exercise of such NuLoch Option immediately prior to the Effective Time (for greater certainty, being one (1) NuLoch Share per one (1) NuLoch Option);
(xx)	“NuLoch Shareholders” means the registered or beneficial holders of NuLoch Shares, including NuLoch Shares acquired upon the exercise of NuLoch Options.

(yy)	“NuLoch Shares” means the Class A shares of NuLoch, as constituted on the date hereof.

(zz)	“NYSE” means the New York Stock Exchange, Inc.

(aaa)	“Person” includes any individual, sole proprietorship, partnership, firm, joint venture, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Entity, and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives of any other entity, whether or not having legal status.

(bbb)	“Redemption Call Purchase Price” has the meaning provided in Subsection 8.3(a).

(ccc)	“Redemption Call Right” has the meaning provided in Subsection 8.3(a).

(ddd)	“Redemption Date” has the meaning provided in the Exchangeable Share Provisions.

(eee)	“Redemption Price” has the meaning provided in the Exchangeable Share Provisions.

(fff)	“Registrar” means the Registrar duly appointed under section 263 of the ABCA.

(ggg)	“S-3 Registration Statement” has the meaning provided in the Arrangement Agreement.

(hhh)	“SEC” has the meaning provided in the Arrangement Agreement.

(iii)	“Support Agreement” means the support agreement among Acquiror, ExchangeCo and CallCo to be dated as of the Effective Date and provided for in the Arrangement Agreement.

(jjj)	“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. C-1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time.

(kkk)	“Transfer Agent” means Valiant Trust Company or such other Person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

(lll)	“TSXV” means the TSX Venture Exchange.

(mmm)	“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement among Acquiror, ExchangeCo and the Trustee named therein to be dated as of the Effective Date and provided for in the Arrangement Agreement.

(nnn)	“Weighted Average Trading Price” means the volume weighted average trading price of the NuLoch Shares on the TSXV during the five (5) consecutive trading days ending on the day that is the seventh Business Day prior to the Effective Date, which for greater certainty shall be calculated by dividing (i) the aggregate dollar trading value of all NuLoch Shares sold on the TSXV during the five (5) consecutive trading days ending on the trading day that is the seventh Business Day prior to the Effective Date, by (ii) the total number of NuLoch Shares sold on the TSXV during such period.
1.2 Sections and Headings
     The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.
1.3 References
     Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.
1.4 Number and Gender
     Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.
1.5 Date for Any Action
     In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.
1.6 Statutory References
     References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.
1.7 Currency
     All dollar amounts referred to in this Plan of Arrangement are in Canadian funds, unless otherwise indicated herein, except that all amounts referred to or payments required under Article 8 of this Plan of Arrangment are and shall be made in United States funds.
ARTICLE 2
ARRANGEMENT AGREEMENT
2.1 Arrangement Agreement
     This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2 Binding Effect
     This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the NuLoch Securityholders; (ii) NuLoch; (iii) ExchangeCo; (iv) CallCo; (v) Acquiror; and (vi) all other Persons.
2.3 Filing and Effectiveness
     The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that this Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein. If no Certificate is required to be issued by the Registrar pursuant to subsection 193(11) of the ABCA, this Arrangement shall become effective on the date the Articles of Arrangement are filed with the Registrar pursuant to subsection 193(10) of the ABCA.
ARTICLE 3
ARRANGEMENT
3.1 Arrangement
     Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:
      Dissenting Securityholders
(a)	the NuLoch Securities held by Dissenting Securityholders shall be deemed to have been transferred to NuLoch (free and clear of all liens, claims and encumbrances) and cancelled and such Dissenting Securityholders shall cease to have any rights as NuLoch Securityholders other than the right to be paid the fair value of their NuLoch Securities in accordance with Article 4;
      Exchange and Cancellation of NuLoch Options
(b)	notwithstanding the terms of the NuLoch Option Plan and any agreements in respect of options granted thereunder or any contingent vesting provisions to which it might otherwise have been subject, each NuLoch Option (other than those previously held by Dissenting Securityholders) outstanding immediately prior to the Effective Time, shall be deemed to be fully vested;

(c)	notwithstanding the terms of the NuLoch Option Plan and any agreements in respect of options granted thereunder, each NuLoch Option held by a NuLoch Optionholder (other than those previously held by Dissenting Securityholders) shall, at the election of the NuLoch Optionholder in accordance with Section 3.2(d), either:
(i)	be exercised by the NuLoch Optionholder for a NuLoch Share in accordance with its terms, including payment to NuLoch as set forth in Section 3.2(d) of the exercise price therefor and in respect of any withholding taxes required to be remitted in respect thereof, and any NuLoch Option that is not so exercised by such NuLoch Optionholder shall be deemed to be surrendered and transferred to NuLoch for no additional consideration; or

(ii)	be treated as follows:
(A)	each NuLoch Option with an exercise price less than or equal to the Weighted Average Trading Price shall be surrendered and transferred to NuLoch for a number of NuLoch Shares equal to the NuLoch Share Settlement Amount (which shall be subject to the rounding provisions of this Plan of Arrangement and which is subject to the withholding provisions in Article 7); and

(B)	each NuLoch Option with an exercise price that is greater than the Weighted Average Trading Price shall be deemed to be surrendered and transferred to NuLoch for no additional consideration, and in each case the NuLoch Options so surrendered and transferred shall be deemed to be cancelled (without any further action on the part of the NuLoch Optionholder, NuLoch or Acquiror) with effect immediately prior to the Effective Time and any agreement or certificate evidencing the right of the NuLoch Optionholder to any such NuLoch Options shall be void and of no effect as of such time and NuLoch and Acquiror and their respective Affiliates shall cease to have any liability in respect thereof;
      Exchange of NuLoch Shares by NuLoch Shareholders who are Eligible Shareholders
(d)	the NuLoch Shares held by NuLoch Shareholders who are Eligible Shareholders (other than (i) those previously held by Dissenting Securityholders, and (ii) those held by Acquiror or any Affiliate thereof (which NuLoch Shares shall not be exchanged under the Arrangement and shall remain outstanding as NuLoch Shares held by Acquiror or any Affiliate thereof)), together with those NuLoch Shares issued under Section 3.1(c) to former NuLoch Optionholders who are Eligible Shareholders, shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for, at the holder’s election (or deemed election) as provided in Section 3.2(a): (x) such number of Exchangeable Shares (and certain ancillary rights as further described in Section 3.2(b)) as is equal to the number of NuLoch Shares so exchanged, multiplied by the Exchange Ratio, or (y) such number of Acquiror Shares as is equal to the number of NuLoch Shares so exchanged, multiplied by the Exchange Ratio, or (z) a combination of Exchangeable Shares and Acquiror Shares as described in clauses (x) and (y); and
      Exchange of NuLoch Shares by NuLoch Shareholders who are Ineligible Shareholders
(e)	the NuLoch Shares held by NuLoch Shareholders who are Ineligible Shareholders (other than (i) those previously held by Dissenting Securityholders, and (ii) those held by Acquiror or any Affiliate thereof (which NuLoch Shares shall not be exchanged under the Arrangement and shall remain outstanding as NuLoch Shares held by Acquiror or any Affiliate thereof)), together with the NuLoch Shares issued under Section 3.1(c) to former NuLoch Optionholders who are Ineligible Shareholders, shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for such number of Acquiror Shares as is equal to the number of NuLoch Shares so exchanged, multiplied by the Exchange Ratio.
3.2 Elections
(a)	Each Eligible Shareholder who, at or prior to the Election Deadline, is a holder of NuLoch Shares will be entitled, with respect to all or a portion of their shares, to make an election at or prior to the Election Deadline to receive (i) Exchangeable Shares (and the ancillary rights associated therewith), or (ii) Acquiror Shares, or (iii) a combination thereof, in exchange for such holder’s NuLoch Shares on the basis set forth herein and in the Letter of Transmittal and Election Form (provided that an Eligible Shareholder who was issued NuLoch Shares upon the exercise or surrender of NuLoch Options pursuant to Section 3.1(c) may make the foregoing election by delivering written notice of such election, in a form satisfactory to Acquiror, NuLoch and the Depositary, each acting reasonably, at or prior to the Election Deadline). For greater certainty, if a valid election has not been made by or on behalf of an Eligible Shareholder at or prior to the Election Deadline, such Eligible Shareholder shall be deemed to have elected to receive only Acquiror Shares pursuant to the Arrangement. In addition, if the S-3 Registration Statement has not been declared effective by the SEC at the Effective Time, then all Eligible Shareholders shall be deemed to have elected to receive only Acquiror Shares pursuant to the Arrangement.
(b)	An Eligible Shareholder who has validly elected to transfer and has transferred NuLoch Shares to ExchangeCo for Exchangeable Shares as contemplated under Subsection 3.1(d) shall be considered to have received any of the ancillary rights and benefits associated with the Exchangeable Shares (including an interest as a beneficiary of the trust created under the Voting and Exchange Trust Agreement) in consideration for the grant by the Eligible Shareholder to Acquiror, ExchangeCo and CallCo of certain rights and benefits as against the Eligible Shareholder in respect of the Exchangeable Shares. To the extent that the value of the ancillary rights and benefits received by the Eligible Shareholder together with such Exchangeable Shares exceeds the value of the rights and benefits given up by the Eligible Shareholder to Acquiror, ExchangeCo and CallCo, the Eligible Shareholder shall be considered to have disposed of a portion of its NuLoch Shares in consideration for such excess ancillary rights and benefits, and to have disposed of the remaining portion (the “share portion”) of its NuLoch Shares solely in consideration for Exchangeable Shares. The share portion (expressed as a number) shall be equal to the number of NuLoch Shares obtained when the total number of NuLoch Shares transferred by the Eligible Shareholder to ExchangeCo is multiplied by the aggregate fair market value of the Exchangeable Shares received by the Eligible Shareholder divided by the sum of such aggregate fair market value and the amount, if any, by which the aggregate fair market value of the ancillary rights and benefits received by the Eligible Shareholder exceeds the aggregate fair market value of the rights and benefits granted by the Eligible Shareholder to ExchangeCo and CallCo in respect of the Exchangeable Shares.

(c)	Holders of NuLoch Shares who are Eligible Shareholders and who have validly elected to receive Exchangeable Shares (and the ancillary rights) or a combination of Acquiror Shares and Exchangeable Shares (and the ancillary rights) at or prior to the Election Deadline shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the holder is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of all or any portion of their NuLoch Shares to ExchangeCo by providing two signed copies of the necessary prescribed election forms to ExchangeCo within 90 days following the Effective Date, duly completed with the details of the number of NuLoch Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, the forms will be signed by ExchangeCo and returned to such holders within 30 days after the receipt thereof by ExchangeCo for filing with the Canada Revenue Agency (or the applicable provincial taxing authority). None of Acquiror, ExchangeCo or NuLoch will be responsible for the proper completion of any election form and, except in respect of ExchangeCo’s obligation to return duly completed election forms which are received by ExchangeCo within 90 days following the Effective Date within 30 days after the receipt thereof by ExchangeCo, none of Acquiror, ExchangeCo or NuLoch will be responsible for any taxes, interest, penalties or any other costs or damages resulting from the failure by a holder of NuLoch Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial income tax law). In its sole discretion, ExchangeCo may choose to sign and return an election form received more than 90 days following the Effective Date, but ExchangeCo will have no obligation to do so.

(d)	Holders of NuLoch Options may elect to have their NuLoch Options treated in the manner set forth in Section 3.1(c)(i) or Section 3.1(c)(ii) by delivering to the Chief Financial Officer of NuLoch at NuLoch’s head office, on or before the seventh Business Day prior to the Effective Date, notice in writing to such effect. An election to exercise NuLoch Options in accordance with Section 3.1(c)(i) shall be accompanied by a certified cheque or bank draft made payable to NuLoch in the amount of the aggregate exercise price of all NuLoch Options being exercised in accordance with such provision plus the amount of all withholding taxes that is required to be remitted under the Tax Act, the Code or other applicable laws in respect of the exercise of such NuLoch Options. Failure to make an election as set forth in this Section 3.2(d) shall be deemed to be an irrevocable election by the NuLoch Optionholder to have their NuLoch Options treated in the manner set forth in Section 3.1(c)(ii). A NuLoch Optionholder who makes such election must make such election in respect of all NuLoch Options held by such NuLoch Optionholder.

3.3 Exchange of Securities
     With respect to each holder of NuLoch Securities (other than Dissenting Securityholders), as the case may be, at the Effective Time:
(a)	upon the cancellation of NuLoch Options pursuant to Subsection 3.1(c), each former NuLoch Optionholder shall cease to be the holder of the NuLoch Options so cancelled and the name of each such NuLoch Optionholder shall be removed from the register of holders of NuLoch Options;
(b)	upon an exchange of NuLoch Shares for Exchangeable Shares pursuant to Subsection 3.1(d):
(i)	each former NuLoch Shareholder shall cease to be the holder of the NuLoch Shares so exchanged and the name of each such NuLoch Shareholder shall be removed from the register of holders of NuLoch Shares;

(ii)	ExchangeCo shall become the holder of the NuLoch Shares so exchanged and shall be added to the register of holders of NuLoch Shares in respect thereof; and

(iii)	each such former NuLoch Shareholder shall become a holder of the Exchangeable Shares so exchanged, which Exchangeable Shares will be issued as fully paid and non-assessable shares of ExchangeCo and held in an agency relationship by ExchangeCo for the benefit of such former NuLoch Shareholder and released from such agency relationship to such former NuLoch Shareholder upon the delivery to the Transfer Agent of a duly completed Letter of Transmittal and Election Form, together with the certificates representing such NuLoch Shares, and such former NuLoch Shareholder shall be added to the register of holders of Exchangeable Shares upon such date; and
(c)	upon the exchange of NuLoch Shares for Acquiror Shares pursuant to Subsection 3.1(d) or 3.1(e):
(i)	each former NuLoch Shareholder shall cease to be the holder of the NuLoch Shares so exchanged and the name of each such NuLoch Shareholder shall be removed from the register of holders of NuLoch Shares;

(ii)	ExchangeCo shall become the holder of the NuLoch Shares so exchanged and shall be added to the register of holders of NuLoch Shares in respect thereof; and

(iii)	each such former NuLoch Shareholder shall become a holder of the Acquiror Shares so exchanged, which Acquiror Shares will be issued and held as fully paid and non-assessable shares of Acquiror in an agency relationship by ExchangeCo for the benefit of such former NuLoch Shareholder and released from such agency relationship to such former NuLoch Shareholder upon the delivery to the Transfer Agent of a duly completed Letter of Transmittal and Election Form, together with the certificates representing such NuLoch Shares, and such former NuLoch Shareholder shall be added to the register of holders of Acquiror Shares upon the date that such former NuLoch Shareholder delivers to the Transfer Agent a duly completed Letter of Transmittal and Election Form, together with the certificates representing such NuLoch Shares.
3.4 Adjustments to Exchange Ratio
     The Exchange Ratio shall be proportionately and appropriately adjusted to reflect fully the effect of (a) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Shares or NuLoch Shares), reorganization, recapitalization or other like change with respect to Acquiror Shares or NuLoch Shares, and (b) any extraordinary dividend or distribution with respect to Acquiror Shares (other than a dividend or distribution referenced in clause (a)); provided that the foregoing adjustments shall not be made if the record date for the stock split, reverse split, stock dividend, reorganization, recapitalization, other like change or extraordinary dividend or distribution referred to in clauses (a) and (b) above does not occur after the date of the Arrangement Agreement and prior to the Effective Time. In any case where the Exchange Ratio is adjusted in accordance with the foregoing, a corresponding adjustment shall be made to the number of Exchangeable Shares that are acquired by Eligible Shareholders who have validly elected to receive a combination of Acquiror Shares and Exchangeable Shares.
ARTICLE 4
DISSENTING SECURITYHOLDERS
4.1 Rights of Dissent
     Each registered holder of NuLoch Securities shall have the right to dissent with respect to this Arrangement in accordance with the Interim Order. A Dissenting Securityholder shall, at the Effective Time, cease to have any rights as a holder of NuLoch Securities and shall only be entitled to be paid the fair value of the holder’s NuLoch Securities by NuLoch. A Dissenting Securityholder who is paid the fair value of the holder’s NuLoch Securities shall be deemed to have transferred the holder’s NuLoch Securities to NuLoch, notwithstanding the provisions of Section 191 of the ABCA. A Dissenting Securityholder who for any reason is not entitled to be paid the fair value of the holder’s NuLoch Securities shall be treated as if the holder had participated in this Arrangement on the same basis as a non-dissenting holder of NuLoch Securities, notwithstanding the provisions of Section 191 of the ABCA. The fair value of the NuLoch Securities shall be determined as of the close of business on the last Business Day before the day on which this Arrangement is approved by the NuLoch Securityholders at the NuLoch Meeting; but in no event shall Acquiror or NuLoch be required to recognize such Dissenting Securityholder as a securityholder of Acquiror, NuLoch or ExchangeCo after the Effective Time and the name of such holder shall be removed from the applicable register as at the Effective Time. For greater certainty, in addition to any other restrictions in section 191 of the ABCA, no Person who has voted in favour of this Arrangement shall be entitled to dissent with respect to this Arrangement. In addition, a NuLoch Securityholder may only exercise dissent rights in respect of all, and not less than all, of its NuLoch Securities.
ARTICLE 5
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES
5.1 Rights to Consideration
     From and after the Effective Time, certificates and/or agreements formerly representing NuLoch Securities that were exchanged under Section 3.1 shall represent only the right to receive the consideration to which the holders are entitled under this Arrangement, or as to those held by Dissenting Securityholders, other than those Dissenting Securityholders deemed to have participated in this Arrangement pursuant to Section 4.1, to receive the fair value of the NuLoch Securities represented by such certificates and/or agreements, as applicable.
5.2 Issuance of Certificates
     Subject to the provisions of the Letter of Transmittal and Election Form, Acquiror and ExchangeCo shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former NuLoch Shareholder of a duly completed Letter of Transmittal and Election Form and the certificates representing such NuLoch Shares, either:
(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal and Election Form; or
(b)	if requested by such holder in the Letter of Transmittal and Election Form, make available or cause to be made available at the Depositary for pickup by such holder, certificates representing the number of Exchangeable Shares and/or Acquiror Shares issued to such holder under this Arrangement.

5.3 Lost Certificates
     If any certificate which immediately prior to the Effective Time represented an interest in outstanding NuLoch Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to this Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with this Arrangement. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of NuLoch and Acquiror and their respective transfer agents, which bond is in form and substance satisfactory to each of NuLoch and Acquiror and their respective transfer agents, or shall, to the extent agreed by Acquiror and NuLoch, otherwise indemnify NuLoch and Acquiror and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.
5.4 Dividends With Respect to Unsurrendered Certificates
     All dividends or other distributions, if any, made with respect to any Acquiror Shares or Exchangeable Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary, in trust, for the registered holder thereof. Subject to Section 5.5, the Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions to which such holder is entitled, net of applicable withholding and other taxes.
5.5 Extinguishment of Rights
     Any certificate formerly representing NuLoch Shares that is not deposited with all other documents as required by this Plan of Arrangement before the fifth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such shares to receive Exchangeable Shares (and any dividend and distributions thereon) and/or Acquiror Shares (and any dividend and distributions thereon), as applicable. In such case, any dividend and distributions on the Exchangeable Shares and Acquiror Shares will be delivered to Acquiror and such Exchangeable Shares and Acquiror Shares shall be cancelled.
5.6 No Fractional Shares
     No certificates representing fractional Exchangeable Shares or Acquiror Shares shall be issued under this Arrangement. In lieu of any fractional shares, each registered holder of NuLoch Securities otherwise entitled to a fractional interest in an Exchangeable Share or Acquiror Share will receive the nearest whole number of Exchangeable Shares or Acquiror Shares, respectively (with fractions equal to or greater than 0.5 being rounded up).
ARTICLE 6
AMENDMENTS
6.1 Amendments Prior to Effective Time
     Acquiror or NuLoch may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the NuLoch Meeting, approved by the Court; and (iv) communicated to holders of NuLoch Securities, if and as required by the Court.
6.2 Amendments Prior to Meeting
     Other than as may be required under the Interim Order, any amendment to this Plan of Arrangement may be proposed by Acquiror or NuLoch at any time prior to or at the NuLoch Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the NuLoch Securityholders voting at the NuLoch Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
6.3 Amendments Following Meeting
     Acquiror and NuLoch may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the NuLoch Meeting and prior to the Effective Time with the approval of the Court.
6.4 Administrative Amendments
     Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Acquiror and NuLoch provided that it concerns a matter which, in the reasonable opinion of Acquiror and NuLoch, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of NuLoch Securities.
ARTICLE 7
WITHHOLDING RIGHTS
7.1 Withholding Rights
     Acquiror, NuLoch, CallCo, ExchangeCo and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any NuLoch Securityholder or holder of Exchangeable Shares such amounts as Acquiror, NuLoch, CallCo, ExchangeCo or the Depositary determines, acting reasonably, are required pursuant to the Tax Act, the Code, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. For greater certainty, any consideration otherwise payable to a NuLoch Optionholder pursuant to Section 3.1(c) hereof shall have deducted therefrom, in a manner acceptable to Acquiror, acting reasonably, any amount required to satisfy applicable withholding requirements pursuant to the Tax Act or the Code. In connection with any amount required to be withheld pursuant to this Plan of Arrangement, Acquiror or ExchangeCo may direct the Depositary to withhold such number of NuLoch Shares and/or Acquiror Shares that may otherwise be paid to such NuLoch Securityholder under this Plan of Arrangement and to sell such shares on the TSXV or NYSE, respectively, or otherwise for cash proceeds to be used for such withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the NuLoch Securityholder in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.
ARTICLE 8
CERTAIN RIGHTS OF ACQUIROR TO ACQUIRE EXCHANGEABLE SHARES
8.1 Change of Law Call Right
(a)	Acquiror shall have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase (or to cause CallCo to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Acquiror or CallCo, as the case may be, of an amount per share (the “Change of Law Call Purchase Price”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of Law Call Date, in accordance with Subsection 8.1(c). In the event of the exercise of the Change of Law Call Right by Acquiror or CallCo, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Acquiror or CallCo, as the case may be, on the Change of Law Call Date upon payment by Acquiror or CallCo to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

(b)	To exercise the Change of Law Call Right, Acquiror or CallCo must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Acquiror or CallCo intends to acquire the Exchangeable Shares (the “Change of Law Call Date”). If Acquiror or CallCo exercises the Change of Law Call Right, then, on the Change of Law Call Date, Acquiror or CallCo, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Acquiror or CallCo, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Acquiror or CallCo, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Acquiror or CallCo, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.
8.2 CallCo Liquidation Call Right
(a)	CallCo shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by CallCo to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Subsection 8.2(c). In the event of the exercise of the Liquidation Call Right by CallCo, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to CallCo on the Liquidation Date upon payment by CallCo to such holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon ExchangeCo shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by CallCo.
(b)	To exercise the Liquidation Call Right, CallCo must notify ExchangeCo and the Transfer Agent of CallCo’s intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs and at least five Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo. If CallCo exercises the Liquidation Call Right, then on the Liquidation Date,

CallCo will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement ), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by CallCo, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If CallCo does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by ExchangeCo in connection with the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions.
8.3 CallCo Redemption Call Right
In addition to CallCo’s rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), CallCo shall have the following rights in respect of the Exchangeable Shares:
(a)	CallCo shall have the overriding right (the “Redemption Call Right”), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by CallCo to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Subsection 8.3(c). In the event of the exercise of the Redemption Call Right by CallCo, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to CallCo on the Redemption Date upon payment by CallCo to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon ExchangeCo shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by CallCo.
(b)	To exercise the Redemption Call Right, CallCo must notify the Transfer Agent of CallCo’s intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case CallCo shall so notify the Transfer Agent and ExchangeCo on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo. If CallCo exercises the Redemption Call Right, then, on the Redemption Date, CallCo will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by CallCo, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If CallCo does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by ExchangeCo in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.
8.4 Restriction on Issuance of Acquiror Shares
     Notwithstanding any provision of the Exchangeable Share Provisions, or any term or provision of the Support Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of ExchangeCo, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.
ARTICLE 9
FURTHER ASSURANCES
9.1 Further Assurances
     Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein. NuLoch and Acquiror may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving this Arrangement by the NuLoch Shareholders and the receipt of the Final Order.

SCHEDULE “A”
EXCHANGEABLE SHARE PROVISIONS

SCHEDULE “A”
ARTICLES OF AMENDMENT
OF
MHR EXCHANGECO CORPORATION
(the “Corporation”)
(share structure)
The Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of Preferred Shares and an unlimited number of Exchangeable Shares. The rights, privileges, restrictions and conditions attached to the Common Shares, Preferred Shares and Exchangeable Shares are as follows:
Common Shares
1.	The rights of the holders of the Common Shares are equal in all respects and include the following rights:
(a) to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;
(b) subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Corporation, to receive any dividend declared by the Corporation on the Common Shares; and
(c) subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution.
Preferred Shares
2.	(a) The Preferred Shares may be issued from time to time in one or more series with such rights, restrictions, privileges, conditions and designations attached thereto as shall be fixed from time to time before issuance by any resolution or resolutions providing for the issue of the shares of any series which may be passed by the board of directors of the Corporation and confirmed and declared by articles of amendment. Reference to one class or series of shares ranking on a parity with another class or series of shares shall mean ranking on a parity with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary to the extent of their respective rights in that connection.

(b) The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series, provided, however, that when in the case of any of such shares any cumulative dividends or amounts payable on a return of capital are not paid in full in accordance with their respective terms, the Preferred Shares of all series shall participate rateably in respect of such dividends (including all unpaid accumulated dividends which for such purpose shall be calculated as if the same were accruing up to the date of payment) in accordance with the sums which would be payable on said shares if all such dividends were declared and paid in full in accordance with their respective terms, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full in accordance with their respective terms, and provided further that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the said shares with respect to return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends as aforesaid.
(c) The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the said Preferred Shares with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, to the extent fixed in the case of each respective series, and may also be given such other preferences over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the said Preferred Shares as may be fixed in the case of each such series.
Exchangeable Shares
The Corporation is authorized to issue an unlimited number of Exchangeable Shares. The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:
ARTICLE 1
INTERPRETATION
1.1 For the purposes of these share provisions:

“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

“Acquiror” means Magnum Hunter Resources Corporation, a corporation existing under the laws of the State of Delaware;

“Acquiror Control Transaction” means any merger, amalgamation, tender, offer, material sale of shares or rights or interests therein or thereto or similar transactions involving or that affect the control of Acquiror, or any proposal to carry out the same;

“Acquiror Dividend Declaration Date” means the date on which the board of directors of Acquiror declares any dividend on the Acquiror Shares;

“Acquiror Shares” means the shares in the common stock of Acquiror and any other securities into which such shares may be changed, exchanged or converted;

“Affiliate” has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

“Arrangement” means the arrangement under section 193 of the ABCA on the terms and subject to the conditions, set out in the Plan of Arrangement to which plan these share provisions are attached as Schedule “A” and which Plan of Arrangement is attached to the Arrangement Agreement as Exhibit B, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement by and among Acquiror, the Corporation and NuLoch dated January 19, 2011, as amended and restated from time to time, providing for, among other things, the Arrangement;

“Automatic Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

“Board of Directors” means the board of directors of the Corporation;

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in Calgary, Alberta and Dallas, Texas for the transaction of banking business;

“CallCo” means MHR Callco Corporation, a corporation existing under the laws of the Province of Alberta and a direct wholly-owned subsidiary of Acquiror;

“CallCo Call Notice” has the meaning ascribed thereto in Section 6.3;

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying:
(a)	the Foreign Currency Amount, by

(b)	the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;
“Change of Law” has the meaning ascribed thereto in the Plan of Arrangement;

“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means MHR Exchangeco Corporation, a corporation existing under the laws of the Province of Alberta;

“Court” has the meaning ascribed thereto in the Plan of Arrangement;

“Current Market Price” means, in respect of an Acquiror Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Acquiror Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the NYSE; or, if the Acquiror Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the Acquiror Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors, acting reasonably, for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Acquiror Shares during such period does not create a market which reflects the fair market value of an Acquiror Share, then the Current Market Price of an Acquiror Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Effective Date” means the effective date of the Arrangement in accordance with the ABCA;

“Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

“Exchangeable Shares” mean the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Corporation in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:
(a)	the Current Market Price of one Acquiror Share deliverable in connection with such action; plus

(b)	a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of (i) all declared, payable and unpaid cash dividends, and (ii) the full amount of all cash dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith, in each case deliverable in connection with such action; plus

(c)	such stock or other property constituting (i) any declared, payable and unpaid non-cash dividends, and (ii) the full amount of all non-cash dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith, in each case deliverable in connection with such action, provided that: (i) the part of the consideration which represents (a) above shall be fully paid and satisfied by the delivery of one Acquiror Share, such share to be duly issued, fully paid and non-assessable; (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items; (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iv) any such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest;

“Exchangeable Share Price” means, for each Exchangeable Share, an amount equal to the aggregate of:
(a)	the Current Market Price of one Acquiror Share; plus

(b)	an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

(c)	an additional amount equal to the full amount of all dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith; plus

(d)	an additional amount representing the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share;
“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Acquiror Shares;

“Final Order” has the meaning ascribed thereto in the Plan of Arrangement;

“Governmental Entity” means any:
(a)	multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)	subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)	quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“Holder” means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares;

“Liquidation Amount” has the meaning ascribed thereto in Section 5.1;

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Liquidation Date” has the meaning ascribed thereto in Section 5.1;

“NuLoch” means NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta;

“NuLoch Shares” means the Class A shares in the capital of NuLoch;

“NYSE” means the New York Stock Exchange, Inc.;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement involving, among others, NuLoch, Acquiror and the Corporation which is attached as Exhibit B to the Arrangement Agreement, subject to any amendments or variations thereto made in accordance with Article 6 thereof or made at the direction of the Court in the Final Order, and to which these share provisions are attached as Schedule “A”;

“Preferred Shares” means the preferred shares in the capital of the Corporation, or any series thereof;

“Purchase Price” has the meaning ascribed thereto in Section 6.3;

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7, which date shall be no earlier than the first anniversary of the Effective Date, unless:
(a)	there are less than 10% of the Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Acquiror and its Affiliates) that were issued and outstanding immediately following the Effective Time;

(b)	an Acquiror Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such an Acquiror Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Acquiror Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the first anniversary of the Effective Date as it may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)	an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days prior written notice of such redemption to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances; or

(d)	an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt

Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b) or (c) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in Section 7.1;

“Retracted Shares” has the meaning ascribed thereto in Subsection 6.1(a);

“Retraction Call Right” has the meaning ascribed thereto in Subsection 6.1(c);

“Retraction Date” has the meaning ascribed thereto in Subsection 6.1(b);

“Retraction Price” has the meaning ascribed thereto in Section 6.1;

“Retraction Request” has the meaning ascribed thereto in Section 6.1;

“Securities Act” means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Support Agreement” means the agreement made among Acquiror, CallCo and the Corporation substantially in the form and content of Exhibit C annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

“Transfer” has the meaning ascribed thereto in Section 4.2;

“Transfer Agent” means such Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means such trustee as is chosen by Acquiror and NuLoch, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, and authorized to act as a trust company under applicable laws, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means the agreement made among Acquiror, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit D annexed to the Arrangement Agreement with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree.
1.2 Unless otherwise specifically indicated or the context otherwise requires, all references to “dollars” or “$” mean United States dollars, and all cash payments required to be made hereunder shall be made in United States dollars.
1.3 All payments to be made hereunder shall be made without interest and less any tax required by Canadian or U.S. law to be deducted or withheld.

ARTICLE 2
RANKING OF EXCHANGEABLE SHARES
2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and the Preferred Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs (provided that, for greater certainty, (a) in the case of the payment of dividends, such preference shall only apply to an entitlement to dividends required to be paid, and which have not been paid, on the Exchangeable Shares pursuant to Article 3, and (b) in the case of any other distribution of assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs, such preference shall only apply to the entitlement to the Liquidation Amount as set forth in Article 5).
ARTICLE 3
DIVIDENDS
3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Acquiror Dividend Declaration Date, declare a dividend on each Exchangeable Share:
(a)	in the case of a cash dividend declared on the Acquiror Shares, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Acquiror Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Acquiror Share;

(b)	in the case of a stock dividend declared on the Acquiror Shares, to be paid in Acquiror Shares, subject to Section 3.2, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Acquiror Shares to be paid on each Acquiror Share; or

(c)	in the case of a dividend declared on the Acquiror Shares in property other than cash or Acquiror Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.6) the type and amount of property declared as a dividend on each Acquiror Share.
Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.
3.2 In the case of a stock dividend declared on the Acquiror Shares to be paid in Acquiror Shares, in lieu of declaring the stock dividend contemplated by Subsection 3.1(b) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable law and to obtaining all required regulatory approvals, subdivide, redivide or change (the "Subdivision”) each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares equal to the sum of: (i) one Acquiror Share; and (ii) the number of Acquiror Shares to be paid as a share dividend on each Acquiror Share. In making such Subdivision, the Board of Directors shall consider the effect thereof upon the then outstanding Exchangeable Shares and the general taxation consequences of the Subdivision to the holders of the Exchangeable Shares. In such instance, and notwithstanding any other provision hereof, such Subdivision shall become effective on the effective date specified in Section 3.4 without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, subject to applicable law, no approval of the Holders to an amendment to the articles of the Corporation shall be required to give effect to such Subdivision.
3.3 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Subsection 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Subsection 3.1(b) or any Subdivision contemplated by Section 3.2 and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Subsection 3.1(c) shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was first payable.
3.4 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any Subdivision of the Exchangeable Shares under Section 3.2 and the effective date of such Subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares.
3.5 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on the earliest subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.
3.6 The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Sections 3.1(c) and Article 11, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:
(a)	in the case of any stock dividend or other distribution payable in Acquiror Shares, the number of such shares issued in proportion to the number of Acquiror Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Acquiror Shares and the term of any such instrument;

(c)	in the case of the issuance or distribution of any other form of property (including any shares or securities of Acquiror of any class other than Acquiror Shares, any rights, options or warrants other than those referred to in Subsection 3.6(b), any evidences of indebtedness of Acquiror or any assets of Acquiror), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Acquiror Share and the Current Market Price; and

(d)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Acquiror Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and with regard to the individual circumstances of holders of Exchangeable Shares).
3.7 Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof. Notwithstanding any provision of this Article 3 to the contrary, if the Exchangeable Share Price is paid to a holder of an Exchangeable Share by CallCo pursuant to the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right or by the Acquiror pursuant to the Exchange Right or the Automatic Exchange Right, the holder of the Exchangeable Share shall cease to have any right to be paid any amount by the Corporation in respect of any unpaid dividends on such Exchangeable Share.
ARTICLE 4
CERTAIN RESTRICTIONS
4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions:
(a)	pay any dividends on the Common Shares, the Preferred Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares, Preferred Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares, Preferred Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation;

(c)	redeem or purchase or make any capital distribution in respect of any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation; or

(d)	issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares, provided that the restrictions in Subsections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Acquiror Shares shall have been declared and paid on the Exchangeable Shares as provided for herein.
4.2 In addition to any other restriction on the transfer of the Corporation’s shares set forth in the Corporation’s articles, no holder of Exchangeable Shares may sell, assign, encumber, grant a security interest in, cause the Corporation, Acquiror or CallCo to redeem or otherwise dispose of or transfer (or permit any of the foregoing to occur) whether voluntarily or involuntarily or otherwise (any such transaction being hereinafter called a “Transfer”) its Exchangeable Shares, except in accordance with operation of law, or with respect to a re-registration of a share certificate evidencing Exchangeable Shares that does not involve a change in beneficial ownership. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or prevent a holder of Exchangeable Shares from effecting a Transfer of Exchangeable Shares to the Corporation, Acquiror or CallCo pursuant to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, including under the Voting and Exchange Trust Agreement.
4.3 No Transfer of Exchangeable Shares shall be effective or shall be registered on the register of transfers of the Corporation maintained by the Transfer Agent except upon delivery to the Transfer Agent of:
(a)	the share certificate(s) representing such Exchangeable Shares (if not already held by the Transfer Agent) and a stock power of attorney in form acceptable to the Transfer Agent, duly endorsed for Transfer by the transferor to the transferee;

(b)	such assurance or evidence of signatures, identifications or authority to Transfer the Exchangeable Shares as the Transfer Agent may from time to time prescribe;

(c)	confirmation that the provisions of all applicable securities laws are being complied with, in a form acceptable to the Corporation; and

(d)	a cheque to the Corporation for such amount as the Corporation reasonably determines is necessary to pay any expenses incurred by the Corporation in respect of the Transfer.
4.4 Notwithstanding any other provision of the rights, privileges, restrictions and conditions of the Exchangeable Shares, or any term or provision of the Support Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of the Corporation, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.
ARTICLE 5
DISTRIBUTION ON LIQUIDATION
5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law and to the exercise by CallCo of the Liquidation Call Right, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or distribution of assets, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares, Preferred Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Amount”).
5.2 On or promptly after the Liquidation Date, and subject to the exercise by CallCo of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount to which such holders are entitled shall have been paid to such holders in the manner hereinbefore provided. The Corporation shall have the right at any time on or before the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares, after such deposit, shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Acquiror Shares delivered to them or the custodian on their behalf.
5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.
ARTICLE 6
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER
6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by CallCo of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder, for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which shall be satisfied in full by the Corporation causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the certificate or certificates representing the Exchangeable

Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and bylaws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:
(a)	specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Corporation;

(b)	stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

(c)	acknowledging the overriding right (the “Retraction Call Right”) of CallCo to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3.
6.2 Subject to the exercise by CallCo of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by CallCo pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.
6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify CallCo thereof and shall provide to CallCo a copy of the Retraction Request. In order to exercise the Retraction Call Right, CallCo must notify the Corporation of its determination to do so (the “CallCo Call Notice”) within five Business Days of notification to CallCo by the Corporation of the receipt by the Corporation of the Retraction Request. If CallCo does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that CallCo will not exercise the Retraction Call Right. If CallCo delivers the CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell all but not less than all the Retracted Shares to CallCo in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and CallCo shall purchase from such holder and such holder shall sell to CallCo on the Retraction Date all but not less than all the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price, which, as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of CallCo, of the Exchangeable Share Consideration representing the total Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, CallCo shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that CallCo has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that CallCo does not deliver a CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.
6.4 The Corporation or CallCo, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or, if specified in such Retraction Request, by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to such holder of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such Exchangeable Share Consideration.
6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by CallCo shall thereafter be considered and deemed for all purposes to be the holder of the Acquiror Shares delivered to it.
6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes, acting reasonably, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem the maximum number of Exchangeable Shares which the Board of Directors determines the Corporation is permitted to redeem as of the Retraction Date on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 and CallCo does not exercise the

Retraction Call Right, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Acquiror to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Acquiror to such holder of the Retraction Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.
6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to CallCo shall be deemed to have been revoked.
ARTICLE 7
REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION
7.1 Subject to applicable law, and provided CallCo has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the “Redemption Price”).
7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 45 days before the Redemption Date (other than a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by CallCo under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by CallCo under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.
7.3 On or after the Redemption Date and subject to the exercise by CallCo of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in the notice described in Section 7.2 of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable

Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of Acquiror Shares delivered to them or the custodian on their behalf.
ARTICLE 8
PURCHASE FOR CANCELLATION
8.1 Subject to applicable law and the articles of the Corporation and notwithstanding Sections 4.2, 4.3 and 8.2, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares.
8.2 Subject to applicable law and the articles of the Corporation, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.
ARTICLE 9
VOTING RIGHTS
9.1 Except as required by applicable law and by Article 10, Section 11.1 and Section 12.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

ARTICLE 10
AMENDMENT AND APPROVAL
10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.
10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held on at least 21 days written notice, provided that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares (other than Acquiror and its Affiliates), present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this Section 10.2, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.
ARTICLE 11
RECIPROCAL CHANGES IN RESPECT OF ACQUIROR SHARES
11.1 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:
(a)	issue or distribute Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to the holders of all or substantially all of the then outstanding Acquiror Shares by way of stock dividend or other distribution, other than an issue of Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to holders of Acquiror Shares:
(i)	who exercise an option to receive dividends in Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) in lieu of receiving cash dividends, or

(ii)	pursuant to any dividend reinvestment plan or scrip dividend;
(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Acquiror Shares entitling them to subscribe for or to purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding Acquiror Shares:

(i)	shares or securities of Acquiror of any class other than Acquiror Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Acquiror Shares);

(ii)	rights, options or warrants other than those referred to in Subsection 11.1(b);

(iii)	evidences of indebtedness of Acquiror; or

(iv)	assets of Acquiror,
unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.
11.2 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:
(a)	subdivide, redivide or change the then outstanding Acquiror Shares into a greater number of Acquiror Shares;

(b)	reduce, combine, consolidate or change the then outstanding Acquiror Shares into a lesser number of Acquiror Shares; or

(c)	reclassify or otherwise change the Acquiror Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Acquiror Shares, unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares, and such change is permitted under applicable law. The Support Agreement further provides, in part, that the provisions of the Support Agreement described in Section 11.1 and this Section 11.2 shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2.
11.3 Notwithstanding the foregoing provisions of this Article 11, in the event of an Acquiror Control Transaction:
(a)	in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5) (b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then all references herein to “Acquiror” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Acquiror Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions or Article 8 of the Plan of Arrangement or exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these share provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.
ARTICLE 12
ACTIONS BY THE CORPORATION UNDER OTHER AGREEMENTS
12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Acquiror, CallCo and the Corporation with all provisions of the Support Agreement and the Voting and Exchange Trust Agreement applicable to Acquiror, CallCo and the Corporation, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.
12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of, its rights or obligations under, the Support Agreement or the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:
(a)	adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder,

(b)	making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 13
LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS
13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting, exchange and automatic exchange rights thereunder) and the Retraction Call Right, as well as such legends as may be appropriate to address applicable securities law matters.
13.2 Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of CallCo, and the Change of Law Call Right in favour of Acquiror and CallCo, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, or a Change of Law (as defined for purposes of the Change of Law Call Right), as the case may be, and to be bound thereby in favour of CallCo or Acquiror, as the case may be, as therein provided.
13.3 The Corporation, CallCo, Acquiror and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation, CallCo, Acquiror or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, CallCo, Acquiror and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, CallCo, Acquiror or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, CallCo, Acquiror or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.
ARTICLE 14
GENERAL
14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.
14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.
14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Corporation. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding intended to be taken by the Corporation pursuant thereto.
14.4 If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice by means of publication in The Globe and Mail, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Corporation in accordance with Sections 14.1 or 14.2, as the case may be.

SCHEDULE A to Exchangeable Share Provisions
RETRACTION REQUEST
[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]
To:	MHR Exchangeco Corporation (“Exchangeco”) and MHR CallCo Corporation (“CallCo”)
     This notice is given pursuant to Article 6 of the rights, privileges, restrictions and conditions (the “Share Provisions”) attaching to the Exchangeable Shares of Exchangeco represented by this certificate and all capitalized words and expressions, used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.
     The undersigned hereby notifies Exchangeco that, subject to the Retraction Call Right referred to below, the undersigned desires to have Exchangeco redeem in accordance with Article 6 of the Share Provisions:
☐	all share(s) represented by this certificate; or

☐	share(s) only represented by this certificate.
     The undersigned hereby notifies Exchangeco that the Retraction Date shall be                     .
NOTE:
     The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by Exchangeco. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by Exchangeco.
     The undersigned acknowledges the overriding Retraction Call Right of CallCo to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to CallCo, may be revoked and withdrawn by the undersigned only by notice in writing given to Exchangeco at any time before the close of business on the Business Day immediately preceding the Retraction Date.
     The undersigned acknowledges that if, as a result of solvency provisions of applicable law, Exchangeco is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Acquiror to purchase the unredeemed Retracted Shares.
     The undersigned hereby represents and warrants to CallCo and Exchangeco that the undersigned (select one):
☐	is

☐	is not

a resident in Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT IN CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.
The undersigned hereby represents and warrants to CallCo and Exchangeco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by CallCo or Exchangeco, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)
☐	Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.
NOTE:
This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of Exchangeco and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless .the form appearing immediately below is duly completed.
Date:
Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered
(please print):
Street Address or P.O. Box:
Signature of Shareholder:
City, Province and Postal Code:
Signature Guaranteed by:
NOTE:
If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of Exchangeco represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of Exchangeco, unless the share transfer power on the share certificate is duly completed in respect of such share(s).